Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Nephros, Inc. on Form S-8 (Registration Statements No. 333-127264 and No. 333-148236 and No. 333-188592 and No. 333-205167) pertaining to the 2004 Stock Incentive Plan and 2014 Equity Incentive Plan, of our report, dated March 26, 2016 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated balance sheet of Nephros, Inc. as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2015.

/s/ Moody Famiglietti & Andronico, LLP

Tewksbury, MA
March 30 , 2016